                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                (RULE 13d - 102)

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                   INFORMATION TO BE INCLUDED IN STATEMENTS
                   FILED PURSUANT TO RULES 13s-1(b) AND (c)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                               (AMENDMENT NO. 1)1

                           RANGE RESOURCES CORPORATION
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                                (Name of Issuer)

                $2.03 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
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                         (Title of Class of Securities)

                                    541509402
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                                 (CUSIP Number)

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           (Date of Event Which Requires Filing of This Statement)



    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

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      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 541509402                  13G                  PAGE 2  OF  9 PAGES
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY)
       FOREST INVESTMENT MANAGEMENT LLC
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                    (b)  |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
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                    5   SOLE VOTING POWER
                        151,200

     NUMBER OF      6   SHARED VOTING POWER
      SHARES            ZERO
   BENEFICIALLY
     OWNED BY       7   SOLE DISPOSITIVE POWER
       EACH             151,200
     REPORTING
    PERSON WITH     8   SHARED DISPOSITIVE POWER
                        ZERO
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       151,200
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   |_|
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        13.15%
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12     TYPE OF REPORTING PERSON*
       IA
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.   541509402                  13G                  PAGE 3  OF  9 PAGES
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY)
       FOUNDERS FINANCIAL GROUP, L.P.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                    (b)  |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE
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                    5   SOLE VOTING POWER
                        151,200

   NUMBER OF        6   SHARED VOTING POWER
    SHARES              ZERO
 BENEFICIALLY
   OWNED BY         7   SOLE DISPOSITIVE POWER
     EACH               151,200
   REPORTING
  PERSON WITH        8  SHARED DISPOSITIVE POWER
                        ZERO
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       151,200
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   |_|
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        13.15%
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12     TYPE OF REPORTING PERSON*
       PN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.   541509402                  13G                  PAGE 4  OF  9 PAGES
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY)
       MICHAEL A. BOYD, INC.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                    (b)  |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       CONNECTICUT
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                    5   SOLE VOTING POWER
                        151,200

   NUMBER OF        6   SHARED VOTING POWER
    SHARES              ZERO
 BENEFICIALLY
   OWNED BY         7   SOLE DISPOSITIVE POWER
     EACH               151,200
   REPORTING
  PERSON WITH       8   SHARED DISPOSITIVE POWER
                        ZERO
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       151,200
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   |_|
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        13.15%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       CO
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.   541509402                  13G                  PAGE 5  OF  9 PAGES
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--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY)
       MICHAEL A. BOYD
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                    (b)  |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES
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                    5   SOLE VOTING POWER
                        151,200

   NUMBER OF        6   SHARED VOTING POWER
    SHARES              ZERO
 BENEFICIALLY
   OWNED BY         7   SOLE DISPOSITIVE POWER
     EACH               151,200
   REPORTING
  PERSON WITH       8   SHARED DISPOSITIVE POWER
                        ZERO
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       151,200
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   |_|
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        13.15%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

      Range Resources Corporation (the "Issuer").

ITEM  1(B).  ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES

      The Issuer's principal executive offices are located at 500 Throckmorton Street, Suite 1900, Fort Worth, Texas 76102.

ITEM  2(A).  NAMES OF PERSON(S)  FILING

      This statement is filed by the following persons:

      (1) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest");
      (2) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest;
      (3) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders; and
      (4) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

      The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

ITEM 2(C).  CITIZENSHIP

      Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

      This statement relates to shares of $2.03 Convertible Exchangeable Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Issuer.

ITEM 2(E).  CUSIP NUMBER

      541509402.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

      (a)  |_| Broker or dealer  registered  under  Section 15 of the Exchange
               Act;
      (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act;
      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;
      (d) |_| Investment company registered under Section 8 of the Investment Company Act;
      (e)  |X| An    investment    adviser    in    accordance    with    Rule
               13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

(A)   AMOUNT BENEFICIALLY OWNED

      Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 151,200 shares of Issuer's Preferred Stock.

(B)   PERCENT OF CLASS

      Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 13.15% of the Issuer's Preferred Stock.

(C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES

      (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or to direct the vote of the 151,200 shares of Preferred Stock.

      (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

            Not applicable.

      (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to dispose or to direct the disposition of the 151,200 shares of Preferred Stock.

      (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

            Not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |-|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7.     IDENTIFICATION   AND   CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
            ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
            COMPANY

      Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10.    CERTIFICATIONS

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    FOREST INVESTMENT MANAGEMENT LLC


Dated:  February 4, 2000            By:         /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd, Chairman



                                    FOUNDERS FINANCIAL GROUP, L.P.


Dated:  February 4, 2000            By:         /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd, Chairman



                                    MICHAEL A. BOYD, INC.


Dated:  February 4, 2000            By:         /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd, President

                                    MICHAEL A. BOYD


Dated:  February 4, 2000            By:         /S/ MICHAEL A. BOYD
                                          --------------------------------------
                                          Michael A. Boyd